Exhibit J.3

SAFEKEEPING CUSTODY AGREEMENT

This custody agreement is made as of between Hercules Funding IV, LLC and City National Bank (“CNB”), a National Banking Association.

I, the undersigned Principal, hereby agree that you, CNB, shall have custody in an account (“Account’’) of all assets along with income and proceeds thereon you now or hereafter accept and hold as my custodian (“Assets”), as set forth in this agreement (“Agreement’’).This Agreement is being entered into in connection with a certain Possessory Collateral Agreement (“Collateral Agreement”) among Principal, MUFG, as agent (“Agent”), and CNB, as successor by assignment of Agent for purposes of holding the Assets (defined below). Pursuant to the Collateral Agreement, Principal has granted rights to Agent to act exclusively with respect to the Assets in the Account and all rights of Principal to the Account and the Assets are subject at all times to the rights of CNB and Agent under the Collateral Agreement. To the extent any provisions of this Agreement contradict the Collateral Agreement, the terms of the Collateral Agreement shall prevail.

A.	Services to Be Provided

CNB is authorized to:

1.

Receive and retain Assets to the Account that are delivered by Hercules Funding IV, LLC from time to time and to take whatever action with respect to the assets to include delivery to Hercules Funding IV, LLC as directed by Hercules Funding IV, LLC. CNB is entitled to rely on the continuing nature of this directive until such time as I revoke it in writing.

2.	Execute any documents required to implement CNB’s duties outlined in this agreement.

B.	Retention of Rights of Ownership

All Assets are the property of the clients of Hercules Funding IV, LLC, with ownership records maintained by Hercules Funding IV, LLC.

C.	Reports

Unless otherwise directed, I authorize CNB to mail a monthly itemized statement to the address listed below.

400 Hamilton Avenue, Suite 310

Palo Alto, CA

94301

With copies to Agent at the addresses listed below.

MUFG UNION BANK, N.A.

Commercial Loan & Agency Services

1980 Saturn Street

Monterey Park, CA 91755

Attn: Commercial Loan Operations Supervisor

and

MUFG UNION BANK, N.A.,

Attention: Kenneth Beck, Director

99 Almaden Boulevard, Suite 200

San Jose, California 95113

Note: Market valuations are NOT reported on safekeeping custody account statements.

D.	Receipt of Instructions

1.	All of my directions to CNB shall be in writing.

2.	If there are multiple account signers, each Principal agrees that any Principal shall have the authority to act alone and give instruction with respect to the account.

3.	CNB may accept and act in accordance with any instructions from you which CNB believe to be genuine but CNB need not do so, if the judgment will subject CNB to any liability or extraordinary expense.

4.	CNB will not be liable for any loss or expense resulting from relying upon any instructions that it believes to be genuine.

5.	CNB may provide notice to Hercules Funding IV, LLC by actual delivery to Hercules Funding IV, LLC at the address above or such other address as Hercules Funding IV, LLC provides in writing to CNB.

E.	Fees

CNB’s compensation shall be determined under the fee schedule agreed in writing by CNB and Hercules Funding IV, LLC and shall be paid by the Principal on a quarterly basis via debit to a Principal’s CNB checking account number:

F.	Liability

1.

CNB shall act under this Agreement in accordance with its usual and customary business practices, and is responsible only for the exercise of due care in its actions. CNB will not be liable for losses caused directly or indirectly by natural disasters, disturbances, and weather, government restrictions, exchange or market rulings, wars, nuclear events, strikes, interruptions in transportation, communications or data processing services, suspensions of trading, or changes in law.

2.

I agree to reimburse, indemnify and hold, CNB, its directors, officers, employees, affiliates and agents harmless from and against any and all liability, loss, claim, damage or expense, including reasonable attorneys’ fees, resulting from CNB acting under this Agreement (unless caused solely by CNB’s gross negligence or fraud), and from any taxes or other governmental charges, and any expenses related thereto, which may be imposed or assessed in respect to Assets or any part thereof.

3.	In any action in which I’m made a party to, CNB shall take any and all necessary steps to protect itself at my cost and expense (including reasonable attorneys’ fees).

G.	Arbitration

Any dispute between us arising out of or relating to this Agreement, including a breach of this Agreement, and whether this paragraph applies to the dispute, will be submitted for resolution by arbitration in accordance with the rules of the American Arbitration Association. Such arbitration shall be binding and finalWE EACH AGREE TO WAIVE ANY RIGHT TO A JURY TRIAL SECURED BY ARTICLE I, SECTION 16 OF THE CALIFORNIA CONSTITUTION. We specifically agree that any discovery relating to the dispute will be subject to the limitations on discovery of the Federal Rules of Civil Procedure.

H.	Termination

Either party may terminate this Agreement at any time by giving thirty (30) days written notice to the other. Upon termination, CNB shall deliver the Assets to a designated custodian, after all sums due from me are paid to CNB and CNB is indemnified in a manner and amount satisfactory hereunder against liabilities incurred during the administration of this Account.

I.	Governing Law

This Agreement shall bind any successors in interest and assigns, and shall be interpreted under and subject to the laws of the State of California.

J.	Definition of Principal

Whenever the first person (“I”, “my”, “me”, etc.) is used in this Agreement, it refers individually and collectively to the undersigned principal, whether the principal is a single individual or several individuals, a trust acting through a sole trustee or all co-trustees, or a corporation, limited liability company, general or limited partnership, or any other business entity, acting through one or more authorized individuals.

K.	Omnibus

This Agreement, plus any contemporaneously executed schedules and amendments, is the entire agreement between us, and it can only be modified by an instrument in writing executed by both of us.

L.	Important Information About Procedures for Opening a New Account

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account. What this means for Principal: Upon opening an account, City National Bank will ask for Principal’s name, address, date of birth, and other information that will allow CNB to identify the Principal. CNB may also ask to see the Principal’s driver’s license (if an individual) or other identifying documents.

M.	Information Sharing

CNB is committed to safeguarding the confidentiality and privacy of the information maintained on all clients. CNB may share the information we collect about you among CNB’s affiliated companies for marketing and other purposes, unless instructed by Principal not to share.

N	Taxpayer Identification Number and Certification

By signing below, Principal certifies under penalty of perjury to the following:

Principal’s Tax Identification Number (Social Security Number for an Individual or Employer Identification Number for Entity) is: 83-3516856.

O.	Entire Agreement

This Agreement shall bind the successors in interest and assign of Principal and CNB. This Agreement, plus any contemporaneously executed schedules and amendments, is the entire agreement between us and it can be modified by an instrument in writing executed by both of us.

The Internal Revenue Services does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.

Principal:
Hercules Funding IV, LLC

By:	Melanie Grace, General Counsel and Secretary	City National bank A National Banking Association
By:	/s/ Melanie Grace

Present Mailing Address:
400 Hamilton Avenue, Suite 310		By:	/s/ Alex Mak
Palo Alto, CA 94301		Title:	Vice President
		Date:	6/23/2021